EXHIBIT 10.91

TERMINATION AGREEMENT

This Termination Agreement dated as of March 22, 2024, is made by and between Lifted Liquids, Inc. ("Lifted") and DreamFields Brands Inc. ("Jeeter"). Lifted and Jeeter are hereafter sometimes referred to individually as a "Party" and collectively as the "Parties".

In consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows, intending to be legally bound hereby:

1. Reference is hereby made to that certain Manufacturing, Sales and Marketing Agreement dated as of July 14, 2023 by and between the Parties (the "Agreement"). Reference is hereby made to that certain five-tab Excel file named "3.22.24 Settlement Summary and Inventory" prepared by Lifted (the "Settlement Summary and Inventory"), the first tab of which is included as Exhibit 1 to this Termination Agreement.

2. The Parties hereby mutually agree that the obligations of the Parties under the Agreement shall be wound down pursuant to the following actions to be taken by Lifted and Jeeter, respectively (the “Actions”):

(a) Lifted shall direct Venom Manufacturing Co. Ltd. (“Venom”) to cancel manufacturing of the remaining 154,800 vape devices covered by Venom “Proforma Invoice No. VN/1575”; and

(b) Jeeter shall wire transfer to Lifted a total of three hundred thousand dollars ($300,000) which is the net amount owed by Jeeter to Lifted, and is calculated in the Settlement Summary and Inventory and is shown in Exhibit 1, pursuant to the wire instructions included as Exhibit 2 to this Termination Agreement, with Jeeter’s wire transfers to be made pursuant to the following schedule:

(i) Jeeter shall wire transfer to Lifted one hundred fifty thousand dollars ($150,000) upon execution of this Termination Agreement; and

(ii) Jeeter shall wire transfer to Lifted one hundred fifty thousand dollars ($150,000) within fifteen days (15) after the execution of this Termination Agreement; and

(c) Jeeter shall promptly arrange, and pay for, and Lifted shall promptly cooperate, in the shipment to Jeeter of the Raw Goods and Finished Goods in Lifted's possession per the Settlement Summary and Inventory. Such Raw Goods and Finished Goods shall be shipped Free on Board (FOB) Shipping Point in Kenosha.

3. Upon the completion of the Actions, the Parties hereby agree that the Agreement shall be deemed to be terminated effective as of January 1, 2024 ("Termination Date"), without any further actions, obligations, payments or penalties due from either Party to the other Party ("Termination"), and effective upon such Termination, each Party does hereby unconditionally and irrevocably forever release, relieve and discharge the other Party and each of their respective members, shareholders, officers, directors, managers, employees and representatives from any and all claims, demands, costs, expenses, damages, actions, causes of action, liabilities and obligations, of whatever kind or nature, at both law or in equity, whether known or unknown, contingent or fixed, expected or unexpected, that such Party may have against the other Party in connection with the Agreement.

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4. Without limiting the generality of Section 3, to avoid confusion the Parties hereby agree and acknowledge that Lifted shall have the right, but not the obligation, to re-sell any of the Products that have been returned to Lifted for any reason following the Termination Date.

5. Neither Party shall disparage the other Party or its directors, officers, employees, products or business.

6. This Termination Agreement may be signed in separate counterparts, which shall constitute one instrument, and electronic signatures may be scanned and transmitted via emails in .pdf format. In Witness Whereof, the Parties have executed and delivered this Termination Agreement effective as of the date first set forth above.

LIFTED LIQUIDS, INC.		DREAMFIELDS BRANDS INC.

By:	/s/ Nicholas S. Warrender	By:	/s/ Scot Garrambone
Name:	Nicholas S. Warrender	Name:	Scot Garrambone
Title:	CEO	Title:	Principal

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